Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-185612 and 333-208575 on Form S-8 and Registration Statement Nos. 333-192519, 333-195662 and 333-204597 on Form S-3 of Par Pacific Holdings, Inc of our report dated February 27, 2015 and updated for Note 1 on February 26, 2016, with respect to the balance sheets of Laramie Energy, LLC (formerly Piceance Energy, LLC) as of December 31, 2014 and 2013, and the related statements of operations, members’ equity, and cash flows for each of the two years in the period ended December 31, 2014, appearing in the Annual Report on Form 10-K of Par Pacific Holdings, Inc for the fiscal year ended December 31, 2015.

/s/ EKS&H LLLP

Denver, Colorado
March 3, 2016